February 8, 2017

Re:        Your 2016 Bonus

Dear Mr. Mumma:

The purpose of this letter is to memorialize an agreement between you and New York Mortgage Trust, Inc. (the “Company”), effective as of February 8, 2017 (the “Effective Date”), concerning payment of your bonus award for calendar year 2016 (your “2016 Bonus”) under the Company’s 2013 Incentive Compensation Plan, as amended, for the year ending December 31, 2016 (the “Bonus Plan”). As you know, Paragraph VI of the Bonus Plan provides that bonus awards thereunder are ordinarily paid in a combination of cash and an award of restricted stock, which is issued pursuant to the Company’s 2010 Stock Incentive Plan (as amended from time to time, the “2010 Equity Plan”). However, the Company does not have a sufficient number of shares of common stock (the “Stock”) authorized and available for issuance under the Equity Plan to pay the full award of restricted stock to all recipients of bonus awards for calendar year 2016 under the Bonus Plan.

As you are aware, the Company expects to adopt the Company’s 2017 Equity Incentive Plan (the “2017 Equity Plan”), subject to approval by the Company’s shareholders at its upcoming 2017 annual meeting. However, the Company cannot guarantee that its shareholders will approve the 2017 Equity Plan.

If the Company’s shareholders approve the 2017 Equity Plan at the 2017 annual meeting, the Company shall grant you 6,258 shares of restricted stock (the “Restricted Stock Award”) in respect of your 2016 Bonus as soon as practicable following the filing of a registration statement on Form S-8 with respect to the 2017 Equity Plan (the “Date of Grant”). Upon grant, the Restricted Stock Award shall generally be subject to the terms and conditions specified under the Bonus Plan, including but not limited to the ratable three-year vesting period (or such other period as may be determined by the compensation committee of the Company’s board of directors) described in Paragraph VI thereof. In addition, to the extent the Company pays a dividend on its common stock (“Stock”) between the date hereof and the Date of Grant, you shall receive an amount in cash equal to such dividend times the number of shares subject to the Restricted Stock Award.

If the Company’s shareholders do not approve the 2017 Equity Plan at the 2017 annual meeting, the Company shall pay you an amount in cash equal the applicable portion of your 2016 Bonus that should have been paid in restricted stock (the “Cash Award”) in lieu of the Restricted Stock Award. Upon grant, the Cash Award shall generally be subject to the same terms and conditions specified under the Bonus Plan for restricted stock, including but not limited to the ratable three-year vesting period (or such other period as may be determined by the compensation committee of the Company’s board of directors)
described in Paragraph VI thereof. In addition, to the extent the Company pays one or more dividends on its Stock between the date hereof and the final date of settlement with respect to the Cash Award, you shall receive an amount in cash equal to each dividend times the number of shares that otherwise would have subject to the Restricted Stock Award (i.e., if the Company’s shareholders had approved the 2017 Equity Plan at the 2017 annual meeting).

Subject to your execution of this letter agreement below, (i) you agree that, notwithstanding the terms and conditions of the Bonus Plan, you shall receive the Restricted Stock Award or Cash Award, as applicable, instead of an award of restricted stock, (ii) you agree that the Restricted Stock Award or Cash Award, as applicable, shall be in full satisfaction of any and all rights you may have under the Bonus Plan with respect to an award of restricted stock and (iii) the Bonus Plan (including but not limited to Paragraph VI thereof) is hereby deemed to be amended, solely with respect to your 2016 Bonus, in a manner consistent with the foregoing terms and conditions.

This letter agreement, together with the Bonus Plan, the 2017 Equity Plan and the award agreement that evidences the Restricted Stock Award or Cash Award, as applicable, shall constitute the entire agreement between the parties regarding the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, written or oral, with respect to such subject manner.

By signing below, you agree that this letter agreement accurately reflects our mutual agreement with respect to your 2016 Bonus. This letter agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument. Delivery of an executed counterpart of this letter agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this letter agreement.

Sincerely,

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Kristine R. Nario
Name: Kristine Nario

Title: Chief Financial Officer

AGREED AND ACCEPTED

This 8th Day of February, 2017

/s/ Steven R. Mumma
Steven R. Mumma

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